Exhibit 3.11

CERTIFICATE OF FORMATION

OF

BUCKEYE MINERALS & ROYALTIES, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

1. The name of the limited liability company is Buckeye Minerals & Royalties, LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware and the name and address of the registered agent of the Company required to be maintained at such address are as follow:

REGISTERED AGENT	REGISTERED OFFICE

The Corporation Trust Company	Corporation Trust Center
Corporation Trust Center	1209 Orange Street
1209 Orange Street	Wilmington, Delaware 19801
Wilmington, Delaware 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 3rd day of October 2013.

/s/ Christopher K. Hulburt
Christopher K. Hulburt
Authorized Person